    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998


                                                  REGISTRATION NO. 333-53629
                                                                       -----
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                        POST-EFFECTIVE AMENDMENT NO. 5
                                      TO
                        FORM S-4 REGISTRATION STATEMENT
                                  ON FORM S-3
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            _______________________

                              IVI CHECKMATE CORP.
            (Exact name of registrant as specified in its charter)

           DELAWARE                           3577                              58-2375201
  (State or other jurisdiction    (Primary Standard Industrial     (I.R.S. Employer Identification Number)
       of incorporation)           Classification Code Number)

                               1003 MANSELL ROAD
                            ROSWELL, GEORGIA 30076
                                (770) 594-6000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MR. JOHN J. NEUBERT
                               1003 MANSELL ROAD
                            ROSWELL, GEORGIA 30076
                                (770) 594-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

          M. HILL JEFFRIES, ESQ.                       MARK A. CONVERY
            ALSTON & BIRD LLP                           MEIGHEN DEMERS
           ONE ATLANTIC CENTER                    MERRILL LYNCH CANADA TOWER
        1201 WEST PEACHTREE STREET                   200 KING STREET WEST
       ATLANTA, GEORGIA  30309-3424                       SUITE 1100
              (404) 881-7000                           TORONTO, ONTARIO
                                                       CANADA, M5H 3T4
                                                        (416) 977-8400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               EXPLANATORY NOTES

     This Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 (the "Registration Statement") filed by IVI Checkmate Corp. (the "Company") relates to 5,996,761 shares (the "Shares") of the Common Stock, par value $.01 per share, of the Company (the "Company Common Stock"). All of the Shares are issuable upon exchange of an Exchangeable Share (an "Exchangeable Share") of IVI Checkmate Ltd. (formerly International Verifact Inc.), a Canadian corporation ("IVI") and wholly-owned subsidiary of the Company. The
Exchangeable   Shares were issued by IVI in exchange for IVI common shares in connection with the combination of IVI and Checkmate Electronics, Inc. (now IVI Checkmate Inc.), a Georgia corporation ("Checkmate"), completed on June 25, 1998. (For further information on the exchange of Exchangeable Shares for shares of Company Common Stock, see "Plan of Distribution" in the Prospectus included as a part hereof.) All shares of Common Stock registered hereby were previously registered on the Company's Registration Statement on Form S-4 (File No. 333-53629) (the "Form S-4") and are being transferred to this Registration Statement on Form S-3 by way of this Post-Effective Amendment No. 1 to the Form S-4.

                                  PROSPECTUS


                               5,996,761 SHARES

                              IVI CHECKMATE CORP.

                                 COMMON STOCK
                           ________________________

     All shares of common stock, par value $.01 per share (the "Company Common Stock"), of IVI Checkmate Corp., a Delaware corporation ("the "Company"), offered hereby are issuable upon exchange of an Exchangeable Share (an "Exchangeable Share") of IVI Checkmate Ltd. (formerly International Verifact Inc.), a Canadian corporation ("IVI") and wholly-owned subsidiary of the Company. The Exchangeable Shares were issued by IVI in exchange for IVI common shares in connection with the combination (the "Combination") of IVI and Checkmate Electronics, Inc. (now IVI Checkmate Inc.) a Georgia corporation ("Checkmate"), completed on June 25, 1998. Such shares are being offered on a continuous basis pursuant to Rule 415 under the United States Securities Act of 1933, as amended (the "Securities Act"), during the period of time that the registration statement of which this Prospectus forms a part is kept effective. Upon the exchange of Exchangeable Shares for Company Common Stock, holders of Exchangeable Shares will be entitled to receive one share of Company Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid and undeclared but payable dividends on Exchangeable Shares, for each Exchangeable Share. See "Plan of Distribution." All expenses of registration incurred in connection with this offering are being borne by the Company. The Company Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "CMIV" and on the Toronto Stock Exchange under the symbol "IVC." On September 29, 1998, the last reported sales prices of the Company Common Stock on the Nasdaq National Market and on The Toronto Stock Exchange were $5.22 and CDN $7.84 per share.

                            _______________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN EXCHANGE OF EXCHANGEABLE SHARES FOR SHARES OF THE COMPANY COMMON STOCK OFFERED HEREBY.

                            _______________________

 HOLDERS OF IVI EXCHANGEABLE SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE UNITED STATES, CANADIAN AND OTHER TAX CONSEQUENCES OF EXCHANGING THEIR EXCHANGEABLE SHARES FOR SHARES OF COMPANY COMMON STOCK AS DESCRIBED HEREIN. SEE "RISK FACTORS -TAXABILITY OF THE EXCHANGE" AND "PLAN OF DISTRIBUTION."

                            _______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR PROVINCIAL SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________


               THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1998.

                                  THE COMPANY

     The Company was incorporated under the laws of the State of Delaware on January 15, 1998. As a result of the Combination on June 25, 1998 (the "Effective Date"), the Company owns all of the voting capital stock of IVI and all of the capital stock of Checkmate and, through IVI and Checkmate and their subsidiaries, is engaged primarily in the design, development and sale of electronic payment solutions to distributors, retailers, government agencies and financial institutions. The Company's electronic payment solutions include terminals and software for debit, credit, electronic funds transfer ("EFT"), electronic benefits transfer ("EBT") and smart card transactions, check readers and signature capture devices, printers and other secure personal identification number ("PIN") entry devices. The Company's principal executive office is located at 1003 Mansell Road, Roswell, Georgia 30076, and its telephone number is (770) 594-6000.

IVI

     IVI is engaged in the design, development and sale of electronic payment solutions, which are sold directly to financial institutions, governments and large retail point-of-sale ("POS") users in Canada, the United States and Latin America. IVI's products are also distributed through resellers and original equipment manufacturer ("OEM") relationships in Canada and the United States. IVI's hardware solutions include debit, credit, EFT and EBT payment authorization terminals, check readers, smart card readers, POS printers and secure PIN entry devices. IVI's software solutions include the collection of payment-related data at the point of sale, the secure transmission of this data to a processing computer, and the authorization, collection and processing of these transactions. Its business commenced with the development of credit authorization terminals that permitted credit card users to have their retail purchases approved through an electronically operated communications system. This advance eliminated much of the traditional paperwork surrounding these transactions, thus making it more convenient for purchasers, merchants and financial institutions and also reduced processing costs, settlement delays and losses from fraudulent use of cards by replacing voice with electronic
authorization.     IVI also produces other products involving the electronic
transfer of information through telecommunications. Such information includes access for bank customers to their bank accounts, access to corporate bank information by specified officers, and changing PINs for individuals accessing funds through automated teller machines.

CHECKMATE

     Checkmate develops, manufactures and markets payment automation solutions. Checkmate's Payment System/2000tm/ includes systems and terminals for check reading and magnetic debit/credit card processing, signature capture and verification, and magnetic ink character recognition ("MICR") quality analyzing. Checkmate sells directly to large POS users and financial institutions. Checkmate distributes products through resellers and OEM relationships in the United States and worldwide.

     Checkmate's MICR check readers utilize patented technology to read magnetic ink characters that are printed on checks, travelers checks and other documents. The MICR check readers also measure the signal strength of magnetic characters to ensure that the characters conform to MICR quality standards, thereby helping eliminate fraud and detecting most counterfeit and visually altered documents. Checkmate's payment authorization products provide for the processing of credit, debit, EBT and check transactions through "direct connect" peripherals to the merchant's ECR/POS terminal and through "dial-up" connections. The patented signature capture technology licensed by Checkmate streamlines the document retrieval process for credit card drafts by electronically capturing signatures at the point of sale. This device incorporates a sophisticated proprietary data compression algorithm to minimize storage requirements and can also be used for signature verification applications. Checkmate's MICR analyzer comprehensively tests the MICR characters on documents to allow check printers, forms printers, banks and other producers of high volumes of printed MICR documents to determine whether the MICR information conforms to applicable American National Standards Institute specifications.

                                 THE OFFERING

Company Common Stock Offered.......................... 5,996,761 shares

Company Common Stock Outstanding After the Offering... 16,254,306 shares(1)

Nasdaq National Market Symbol......................... CMIV

The Toronto Stock Exchange Symbol..................... IVC


     (1) Excludes 3,126,556 shares of Company Common Stock issuable upon exercise of outstanding options to purchase Company Common Stock.

     An investment in the Company Common Stock or Exchangeable Shares involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Transactions, the Company Common Stock, and the Exchangeable Shares. This Prospectus contains "forward-looking statements" and "projections" relating to, without limitation, future economic performance, plans and objectives of management for future operations and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, management of the Company, IVI and Checkmate. The words "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intends," "plans" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in the "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those expressed in such forward-looking statements and projections. Please refer to the Company's periodic and other securities filings (e.g., 10-Ks, 10-Qs and 8-Ks) and particularly the Company's prospectus for this offering for additional information concerning factors that could cause the Company's actual results to materially change.

                                 RISK FACTORS

     An investment in the Company, whether through the Company Common Stock or the Exchangeable Shares, involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and any exchange of Exchangeable Shares for shares of Company Common Stock. This Prospectus contains or incorporates by reference "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, management of the Company. The words "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," "plan" and similar expressions and variations thereof are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those expressed in such forward-looking statements.

TAXABILITY OF THE EXCHANGE

     The exchange of Exchangeable Shares for shares of Company Common Stock will generally be a taxable event in Canada and the United States. A holder's tax consequences can very depending on a number of factors, including the residency of the holder, the manner of the exchange (redemption or exchange) and the length of time that the Exchangeable Shares were held prior to exchange. The following discussion is based on Canadian and United States tax laws as they currently exist. Such laws may be subject to change.

     On the exchange (other than by way of a redemption or retraction) of an Exchangeable Share for a share of Company Common Stock, a holder of an Exchangeable Share who is resident in Canada (as defined for Canadian tax purposes) will generally realize a capital gain (or a capital loss) under Canadian tax law equal to the amount by which the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Exchangeable Share to the holder. For these purposes, the proceeds of disposition will be the value of a share of Company Common Stock at the time of the exchange plus the amount of all unpaid dividends on the Exchangeable Share received by the holder as part of the exchange consideration. On the redemption or retraction of an Exchangeable Share by IVI, the holder of an Exchangeable Share who is resident in Canada will generally be deemed to receive a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the Exchangeable Share redeemed. The amount of any such dividend will be subject to the tax treatment accorded to dividends. On the redemption or retraction of an Exchangeable Share, the holder will also be considered to have disposed of the Exchangeable Share, but the amount of such dividend will be excluded in computing the holder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition of the Exchangeable Share. Under Canadian tax law, dividends are taxed differently than capital gains and may be taxed differently depending on the nature of the taxpayer. Prior to exchanging their Exchangeable Shares, holders should consult their own tax advisors.

     With respect to holders of Exchangeable Shares not resident in Canada, the exchange (other than by way of a redemption or retraction) will generally not be subject to Canadian tax, provided that (a) the Exchangeable Shares are listed on a prescribed stock exchange (which currently includes the TSE), (b) the holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares in connection with a business carried on by the holder in Canada and (c) the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of IVI at any time within five years preceding the date in question.

     On the redemption or retraction of an Exchangeable Share that is held by a holder who is not resident in Canada, the holder will be deemed to receive a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital of the Exchangeable Share redeemed. Such dividend will be subject to Canadian withholding tax at the rate of 25%, unless such rate is reduced under an applicable bilateral tax treaty. Under the Canada-U.S. Income Tax Convention, the rate of such withholding tax would generally be reduced to

15%.

     Pursuant to United States federal income tax law, holders of Exchangeable Shares who are "United States persons" as defined for United States federal income tax purposes, will, except in limited circumstances, generally recognize gain or loss on the receipt of the shares of Company Common Stock in exchange for such Exchangeable Shares. The gain or loss will be equal to the difference between the fair market value of the shares of Company Common Stock at the time of the exchange and the United States holder's tax basis in the Exchangeable Shares. The gain or loss will generally be a capital gain or loss, except that, with respect to any Dividend Amount (as defined in "Plan of Distribution") on the Exchangeable Shares, ordinary income may be recognized by the holder. A capital gain or loss will be a long-term capital gain or loss if the Exchangeable Shares (together with the previously held IVI Common Shares) have been held for more than eighteen months at the time of the exchange and will be mid-term capital gain or loss if the Exchangeable Shares (together with the previously held IVI Common Shares) have been held for more than twelve months, but not more than eighteen months at the time of the exchange. Under certain limited circumstances, the exchange by a United States holder of Exchangeable Shares for shares of Company Common Stock may be characterized as a tax-free exchange. In particular, an exchange of Exchangeable Shares for shares of Company Common Stock pursuant to the Call Rights (as defined in "Plan of Distribution") at a time when the Company owns at least 80% of the issued and outstanding Exchangeable Shares, may constitute a tax-free exchange.

     Holders of Exchangeable Shares are urged to consult their tax advisors with respect to the foreign tax consequences and the United States federal, state and local tax consequences of the exchange of their Exchangeable Shares for Company Common Stock.

FOREIGN PROPERTY/QUALIFIED INVESTMENT ISSUES FOR CANADIAN SHAREHOLDERS

     The Exchangeable Shares, provided they are listed on a prescribed stock exchange in Canada (which currently includes the TSE) (a) will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and (b) will not be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and certain other tax-exempt persons. The Company Common Stock (a) will also be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, but (b) will be foreign property under the Canadian Tax Act. Therefore, trustees of any such trusts holding Exchangeable Shares should consult their tax advisors prior to exchanging the Exchangeable Shares for shares of Company Common Stock, as the shares of Company Common Stock may be an unacceptable investment for such entities, or may subject the entity to additional taxes, fees or expenses.

DIFFERENCES IN CANADA AND U.S. TRADING MARKETS

     The Exchangeable Shares are listed on the TSE, and the shares of Company Common Stock issuable upon the exchange of Exchangeable Share are approved for listing by Nasdaq and the TSE on a when issued basis. There is no current intention to list either the Exchangeable Shares or shares of Company Common Stock on any other stock exchange in Canada or the United States. Therefore, the price at which the Exchangeable Shares will be traded will be based upon the market for such shares on the TSE, and the price at which shares of Company Common Stock will be traded will be based upon the market for such shares on Nasdaq and the TSE. There can be no assurances that the market price of the Company Common Stock will be identical, or even similar, to the market price attributed to the Exchangeable Shares.

RISKS ASSOCIATED WITH THE INTEGRATION OF THE TWO COMPANIES

     As a result of the Combination on June 25, 1998, the business activities of IVI and Checkmate, which had previously been operated separately, were combined under the Company. The resulting and ongoing consolidation of functions, integration of departments, systems and procedures, and relocation and loss of essential employees present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although one of the primary purposes of the Combination was to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which any such cost savings and efficiencies will be achieved. Failure to successfully integrate the operations of IVI and Checkmate in a timely manner and to realize cost savings and other operating efficiencies could have a material adverse effect on the financial condition and results of operations of the Company. In addition, such integration may require the licensing or other transfer of proprietary or currently licensed rights as well as the assumption of certain obligations by and between the various parties that may give rise to adverse tax consequences both immediately and on an ongoing basis. See "-- Dependence on Key Personnel."

TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE; DEPENDENCE ON NEW PRODUCT DEVELOPMENT

     The EFT/POS and transaction automation markets in which IVI and Checkmate compete have been characterized by rapid and significant technological change, frequent new product introductions and relatively short product life cycles. There can be no assurance that technological developments will not render IVI's and Checkmate's existing products either uneconomical or obsolete, or that the Company will be able to respond to the market's demand for new products or improved technology. The Company's future sales and profitability will depend on its ability to continue to develop and market new and improved products that can achieve significant market acceptance. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's products obsolete or less marketable. Each of IVI and Checkmate continually seeks to enhance and improve its products and develop new products, particularly in the area of software. Substantial start-up costs are associated with the introduction of new products, which could cause the Company to incur operating losses or experience a reduced level of profitability in periods following their introduction. Further, unanticipated technical or other development problems could result in material delays in new product commercialization or significantly increased costs. There can be no assurance that any new product will receive market acceptance or that the product can be sold at a profit. The ability of the Company to compete successfully will depend on its ability to maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry. In addition, future demand for the products of IVI and Checkmate will depend on their ability to enhance and improve existing products and successfully develop and market new products. There can be no assurance that the Company will be able to successfully enhance its existing products or develop new products or that any such enhanced or new products will be commercially acceptable.

RELIANCE ON LARGE CUSTOMERS

     IVI and Checkmate have historically relied upon a small number of large financial institution and retail customers, each with a large number of POS stations, for a significant percentage of their respective revenues. In 1996 and 1997, 43% and 28%, respectively, of IVI's total revenues were derived from two Canadian chartered banks, which in turn market and distribute this equipment to end users and provide continuing service on such equipment. If either of these banks ceased to be a customer, it could have a material adverse effect on the Company's financial position. Checkmate's two largest customers are Wal-Mart Corporation and Kmart Corporation, sales to which accounted for 17% and 10% of Checkmate's total net revenues in 1997, respectively. During 1996, sales to two of Checkmate's customers accounted for 28% of Checkmate's total net revenues. IVI, except with respect to its bank customers, and Checkmate derive most of their respective revenues from the initial installation of products. IVI and Checkmate do, however, derive additional revenues as their customers expand their operations to new locations or install other products. Accordingly, the Company's future success will depend on its continued ability to successfully market its products to retail customers with a large number of POS stations and to large financial institutions. There can be no assurance that the Company will continue to secure the business of a significant number of new customers or that demand for the Company's products will be sufficient to ensure a broad and sustainable source of revenue. In addition, the timing of orders from large customers, and shipments against those orders, can result in significant quarter to quarter variations in revenue and profit.

HIGHLY COMPETITIVE INDUSTRY

     The industry in which IVI and Checkmate operate is highly competitive. The Company's sales and potential profitability will be affected by competition from other businesses, including established firms with greater financial resources and more experience, as well as by competition from other forms of data entry. IVI faces intense competition from others in the EFT/POS industry, such as VeriFone, Inc. and Hypercom Corp. in the U.S. market and NBS Technologies Inc. and VeriFone, Inc. in Canada. Checkmate also faces significant competition from VeriFone, Inc. and is aware of at least five other competitors which market check readers, including four with MICR reading capabilities. In addition, payment authorization systems, signature capture and verification products and specialized document readers are marketed by a number of competitors, and additional competitors may enter the market as the demand for these types of products expands. Some of these existing and potential competitors have significantly greater financial, technical and marketing resources than the Company, and there can be no assurance that the Company will be able to compete successfully with them in the future.

     The Company intends to continue its efforts to lower the cost of its products through manufacturing efficiencies and other cost saving measures to maintain competitive prices for its products. The Company's continuing sales and marketing efforts will be critical as it faces competition in the marketplace. There can be no assurance that the Company will be able to develop or sustain a competitive position for its products. Although IVI and Checkmate have no specific information regarding the plans of their competitors, they assume that their competitors are continuously working on product enhancements, improved technologies and alternative products. There can be no assurance that a competitor will not develop improved or alternative products in the future which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY AND RISK OF INFRINGEMENT

     IVI and Checkmate each rely on technologies that are protected by a combination of patents, trademarks, trade secrets, copyrights and employee nondisclosure agreements. While IVI currently holds several U.S. and Canadian patents, IVI mainly relies on copyright to protect its operating system and various other software programs. Checkmate's hand readers incorporate technology covered by a U.S. patent that expires in 2008. The technique employed to enable Checkmate's readers to use "parasitic" power from lower power sources incorporates technology covered by a U.S. patent that expires in 2013. Upon the expiration of these patents, the Company's competitors may be able to incorporate the technology covered by these patents into their products which could have a material adverse effect on the Company's business, financial condition or results of operations.

     Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate. The Company does not believe that any of its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products, and IVI and Checkmate have agreed, and the Company is expected, to indemnify many of its customers against such claims. The Company anticipates that the number of infringement claims will increase as the number of electronic commerce products and services increase and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to address, result in costly litigation, and may not be resolved on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON SUPPLIERS AND MANUFACTURERS

     Checkmate currently assembles most of its products at its manufacturing facility in Roswell, Georgia. However, certain components used in these products are manufactured by and are available from only a limited number of sources. In addition, all components used in IVI's products are purchased from third party sources, and all of IVI's products, and some of Checkmate's products, are manufactured by third parties. Certain of these components and products are currently purchased from single suppliers, and the failure of any such supplier to meet its commitment on schedule could adversely affect the Company. IVI and Checkmate maintain additional inventory of certain products and continually evaluate alternative sources of supply. Although IVI and Checkmate have been able to obtain an adequate supply of such products, there can be no assurance that they will be able to continue to do so at reasonable prices in the future. If a sole source supplier were to go out of business or otherwise become unable to meet its supply commitments to the Company, the process of locating and qualifying alternate sources could require up to several months during which time the Company's production could be delayed. Such delays could adversely affect the Company's business, financial condition or results of operations. Use of outside manufacturers and suppliers subjects the Company to additional risks, including potential quality assurance problems, availability of suitable competitive and cost effective manufacturers and suppliers, and potential loss of product margin. Additionally, the Company's systems rely upon certain memory products (static random access memory), the prices and availability of which have fluctuated significantly in the past.

POTENTIAL FLUCTUATION IN FINANCIAL RESULTS

     Many customers of Checkmate and, to a lesser extent, IVI order products for immediate delivery and, therefore, a substantial amount of the Company's net revenues in each quarter will result from orders booked in that quarter. In addition, certain of the products offered by IVI and Checkmate carry lower gross margins than other products, and any unanticipated shift in the product mix to lower margin products as a percentage of total revenues could adversely affect the Company's profitability. Accordingly, the Company's quarterly net sales and operating results may vary significantly as a result of, among other things, the ability of the Company to make sales to large customers, the volume and timing of bookings received during a quarter and variations in sales mix, as well as increased competition, announcements or introductions of new products by the Company or its competitors, changes in the costs of components, delays in production schedules and changes in economic or other conditions affecting customers or end users of its products. Furthermore, because Checkmate's systems historically have been used primarily by U.S. retail merchants, Checkmate has experienced strong demand for its products in the second, third and fourth quarters as retailers purchase transaction automation systems for installation prior to and during the fourth quarter holiday season. In past years, demand from retail customers for Checkmate's products has tended to flatten in the succeeding first calendar quarter. This seasonal pattern has not in the past affected IVI to the same extent, although IVI has experienced a flattening of demand in the last calendar quarter due to the holiday season. The Company may be increasingly affected by these factors if IVI's products are more fully accepted by comparable segments of the U.S. market. Accordingly, the historical financial performance of each company is not necessarily a meaningful indicator of future results of the combined Company and, in general, management expects that the Company's financial results may vary from period to period.

POTENTIAL "YEAR 2000" PROBLEMS

     It is possible that IVI's or Checkmate's currently installed computer and business systems, software and products, or those of IVI's or Checkmate's suppliers or customers, will not always accept input of, store, manipulate and output dates in the years 1999, 2000 or thereafter without error or interruption. IVI and Checkmate have conducted reviews of their computer and business systems, software and products, to attempt to identify ways in which they could be affected by problems in correctly processing date information, and IVI and Checkmate currently believe that their systems, software and products will correctly process date information in such years. There can be no assurance that IVI and Checkmate will identify all date-handling problems in their systems, software and products, or that their customers and suppliers will do so, in advance of their occurrence or that IVI and Checkmate or their customers and suppliers will be able to successfully remedy problems that are discovered. The expenses of IVI's and Checkmate's efforts to identify and address such problems, or the expenses or liabilities to which they may become subject as a result of such problems, could have a material adverse effect on the results of operations and financial condition of the Company.

PRODUCT DEFECTS

     Products as complex as those offered by IVI and Checkmate may contain undetected design defects or software or hardware errors that could be difficult to detect and correct when first introduced or as new versions are released. Such errors have occurred in the past, and there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new or enhanced products after commencement of commercial shipments. Moreover, there can be no assurance that once detected, such errors can be corrected in a timely manner, if at all. Software errors may take several months to correct, if they can be corrected at all, and hardware errors may take even longer to rectify. The occurrence of any such software or hardware errors, as well as any delay in correcting them, could result in delays in the shipment of products, loss of market acceptance of the Company's products, additional warranty expense, diversion of engineering and other resources from the Company's product development efforts or the loss of credibility with the Company's distributors and customers, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's POS payment systems products are used to process payment transactions and, as a result, the security features of such products are important. In general, the Company's POS payment systems products are designed to comply with industry practices relating to security in payment transactions. Any failure of the security features of the Company's products could adversely affect the marketing of such products and any violation of its product warranties resulting from security breaches could result in claims against the Company which could have a material adverse effect on the Company's business, financial condition or results of operations.

GOVERNMENT AND INDUSTRY REGULATION

     Government regulatory policies affect charges and terms for both private-line and public network automated transaction processing services. Therefore, changes in such policies which make it more costly to communicate on such networks could adversely affect the demand for transaction automation systems, increase the costs of development or increase the opportunity for additional competition. IVI and Checkmate must also obtain product certification on the applicable acquiror's systems in the U.S., Canada and other countries. Any delays in obtaining necessary certifications with respect to future products could delay their introduction or result in their cancellation, which could have a material adverse effect on the Company. In addition, the United States Federal Communications Commission requires that IVI's and Checkmate's products which are sold in the United States comply with certain rules and regulations governing their performance. Compliance with future regulations or changes in the interpretation of existing regulations could result in the need to modify products or systems which may involve substantial costs or delays in sales and could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a large extent on the skills and efforts of its senior management and the senior management of IVI and Checkmate. Consequently, the loss of one or more members of senior management could have a material adverse effect on the Company. Further, the Company's business requires that it continue to attract and retain additional personnel with a variety of technical and managerial skills, including engineering, computer programming and sales expertise. Significant competition exists for such personnel, and there can be no assurance that the Company will be able to attract and retain personnel with the skills and experience needed to achieve and manage growth.

SUBSTANTIAL OWNERSHIP AND VOTING CONTROL BY AFFILIATES; INGENICO RELATIONSHIP

     As of June 25, 1998 (the "Effective Date"), the Company's directors, executive officers and principal stockholders beneficially owned approximately 20.8% of the outstanding Company Common Stock and, therefore, have the ability to exercise influence over the election of directors and other issues submitted to the Company's stockholders. As a result, it may be difficult for other stockholders of the Company to successfully oppose matters which are presented by such persons for action by stockholders or to take actions which are opposed by such persons. Such ownership may also have the effect of delaying, deterring or preventing a change in control of the Company without the consent of such stockholders. In addition, sales of stock by such stockholders could result in another person obtaining ownership of a significant number of shares of Company Common Stock.

     On January 16, 1998, Ingenico S.A., a French public company and holder of approximately 16.7% of IVI common shares ("Ingenico"), Mr. J. Stanford Spence and Mr. Dudley L. Moore, Jr., who as of the Effective Date collectively beneficially owned approximately 24.1% of the Company Common Stock, entered into a Stockholders Agreement (the "Stockholders Agreement") pursuant to which the parties agreed to restrict the transfer of the shares of Company Common Stock subject to the Stockholders Agreement, to vote their shares of Company Common Stock for the election of certain persons to the Board of Directors of the Company and to use their best efforts to ensure appointment of certain persons as officers of the Company and to positions on the committees of the Board of Directors of the Company. The Stockholders Agreement, including the provisions restricting the transfer of shares of Company Common Stock subject to the Stockholders Agreement, may also have the effect of delaying, deferring or preventing a change in control of the Company.

     On December 17, 1996, IVI and Ingenico entered into the alliance, which enabled IVI to gain exclusive rights to market Ingenico products and technology in the Americas, gain access to Ingenico's smart card technology, raise capital and benefit from joint product development, purchasing and manufacturing. Ingenico has the ability to distribute selected IVI products in the rest of the world. To achieve this alliance, IVI and Ingenico entered into the Master Alliance Agreement dated December 5, 1996 (the "Master Alliance Agreement"), and five separate agreements, each dealing with a separate aspect of their relationship, including an Investment Agreement, dated December 5, 1996 (the "Ingenico Agreements"), which contemplated that Ingenico would make an investment in IVI when the foregoing agreements were entered into (all such agreements are referred to collectively as the "Ingenico Agreements"). Pursuant to the Investment Agreement, Ingenico and its Chairman, Jean-Jacques Poutrel, agreed to purchase the common shares of IVI, authorized and outstanding prior to June 25, 1998 ("IVI Common Shares"), representing approximately 16% of the outstanding IVI Common Shares and IVI granted to Ingenico a future participation right enabling it to preserve an ownership position of not less than 15% of the IVI Common Shares on a non-diluted basis (the "Participation Right") by subscribing to purchase additional IVI Common Shares at any time IVI issues additional IVI Common Shares. IVI also granted Ingenico the right to nominate two members of the Board of Directors subject to certain continuing ownership thresholds and to have one such director be a member of the Nominating Committee of the Board of Directors of IVI.

     Contemporaneously with the execution of the Combination Agreement, IVI, the Company and Ingenico entered into the Assignment, Assumption and Consent Agreement dated as of January 16, 1998 pursuant to which the Ingenico Agreements were assigned to and assumed by the Company as of the Effective Date (the "Assignment, Assumption and Consent Agreement"). The assumption by the Company of IVI's rights and obligations under the Ingenico Agreements, including the Participation Right, may have the effect, in certain circumstances, of delaying, deferring or preventing a change in control of the Company without the consent of Ingenico and will allow Ingenico to preserve an ownership position of 15% of the Company Common Stock (on a non-diluted basis). Such assumption may require the licensing or other transfer of rights, as well as the assumption of certain obligations, by and between the various parties. The assumption of the rights and obligations of IVI under the Ingenico Agreements and otherwise may give rise to tax consequences both immediately and on an ongoing basis and may have a material adverse effect on the Company's business, financial condition and results of operations.

EFFECT OF HOLDING COMPANY STRUCTURE

     The Company is a holding company with no business operations. Its principal assets are the stock of IVI and Checkmate, and its operations are conducted through these subsidiaries. The Company is dependent upon the earnings and cash flows of the operations of its subsidiaries, as well as other dividends and distributions from its subsidiaries, to pay its expenses and meet its obligations and to pay any cash dividends or other distributions on the Common Stock. There can be no assurance that the operating subsidiaries will generate sufficient earnings and cash flows to pay dividends or other distributions to the Company to enable it to meet its obligations and pay its expenses or to pay any dividends or other distributions to the stockholders.

VOLATILITY OF MARKET PRICE FOR COMPANY COMMON STOCK AND EXCHANGEABLE SHARES

     From time to time there may be significant volatility in the market prices of the Company Common Stock and Exchangeable Shares. Quarterly operating results of the Company or of other companies in the electronics industry, changes in conditions in the economy, the financial markets or the electronics industry, natural disasters or other developments affecting the Company or its competitors could cause the market prices of the Company Common Stock and Exchangeable Shares to fluctuate substantially.

EXCHANGE RATE RISKS; CURRENCY FLUCTUATIONS

     The Company currently conducts business in the United States, Canada and certain countries in Latin America, and the Company will continue to derive significant revenues in currencies other than the U.S. dollar. Fluctuations in the exchange rate between the U.S. dollar, the Canadian dollar and other currencies could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently engage in hedging or other activities to minimize exposure to exchange rate fluctuations, although the Company continues to analyze its currency related risks and may engage in hedging transactions to limit its exposure to such risks.

                                USE OF PROCEEDS

     Because the shares of Company Common Stock offered hereby will be issued upon exchange of the Exchangeable Shares, the Company will receive no net cash proceeds upon such issuance.

                             PLAN OF DISTRIBUTION

     Holders of Exchangeable Shares should consult their own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging their Exchangeable Shares for shares of the Company Common Stock as described below. See "Risk Factors--Taxability of the Exchange."

EXCHANGEABLE SHARES

     Ranking. The Exchangeable Shares will rank prior to the IVI Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of IVI.

     Dividends. Holders of Exchangeable Shares will be entitled to receive dividends equivalent to dividends paid from time to time by the Company on shares of Company Common Stock. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on shares of Company Common Stock.

     Certain Restrictions. Without the approval of the holders of the Exchangeable Shares, IVI will not:

          (a) pay any dividend on the IVI Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in such other shares ranking junior to the Exchangeable Shares;

          (b) redeem, purchase or make any capital distribution in respect of IVI Common Shares or any other shares ranking junior to the Exchangeable Shares;

          (c) redeem or purchase any other shares of IVI ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

          (d) issue any Exchangeable Shares other than by stock dividends to the holders of the Exchangeable Shares (or otherwise pro rata to the holders of Exchangeable Shares) or as contemplated in the Support Agreement or pursuant to any agreements or rights in existence at the Effective Date; or

          (e) issue any other shares of IVI ranking equally with or senior to the Exchangeable Shares.

     The restrictions in (a), (b) and (c) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Company Common Stock have been declared and, if paid to holders of shares of Company Common Stock, paid in full.

     Liquidation. In the event of the liquidation, dissolution or winding-up of IVI a holder of Exchangeable Shares will be entitled to receive for each Exchangeable Share one share of Company Common Stock, together with a cash amount equivalent to the full amount of all unpaid dividends on such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). See "-- Voting and Exchange Trust Agreement."

     Retraction of Exchangeable Shares by Holders. A holder of Exchangeable Shares will be entitled at any time prior to the tenth anniversary of the Effective Date (or earlier in certain circumstances) to require IVI to retract (i.e., require IVI to redeem) any or all of the Exchangeable Shares held by such holder for an equivalent number of shares of Company Common Stock plus an additional amount equivalent to the full amount of all unpaid dividends thereon, which shall be delivered to the retracting holder on the "retraction date" (which shall be six business days after the date on which the Transfer Agent receives the retraction request from the holder) (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     If, as a result of liquidity or solvency provisions of applicable law, IVI is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, IVI will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by IVI will be deemed to have required the Company to purchase such unretracted shares in exchange for shares of Company Common Stock, plus an additional amount equivalent to the full amount of all unpaid dividends thereon, on the retraction date pursuant to the Voting and Exchange Trust Agreement. See "-- Voting and Exchange Trust Agreement."

     Redemption of Exchangeable Shares. On June 25, 2008 (or earlier in certain circumstances), IVI will redeem all but not less than all of the then outstanding Exchangeable Shares by paying one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all unpaid dividends thereon (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     Voting Rights. Except as required by applicable law including, without limitation, the Canada Business Corporation Act, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or attend any meeting of the shareholders of IVI or to vote at any such meeting. In any such circumstances, an Automatic Redemption Date would occur.

     Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon at a meeting of the holders of

Exchangeable Shares duly called and held at which holders of at least 50% of the then outstanding Exchangeable Shares are present or represented by proxy (other than shares beneficially owned by the Company or entities controlled by the Company). In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time not less than 10 days later as may be determined by the Chairman of the original meeting and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

     Actions of the Company under the Support Agreement. Under the Support Agreement (as defined below), the Company will agree to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by IVI with its obligations under, the provisions relating to the Exchangeable Shares (the "Exchangeable Share Provisions").

SUPPORT AGREEMENT

     Under the Support Agreement dated June 25, 1998 between the Company and IVI (the "Support Agreement"), the Company agreed that: (i) it will not declare or pay dividends on the Company Common Stock unless IVI is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise IVI in advance of the declaration of any dividend on shares of Company Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for dividends on the Company Common Stock; (iii) it will take all actions and do all things necessary to ensure that IVI is able to provide to the holders of the Exchangeable Shares the equivalent number of shares of Company Common Stock in the event of a liquidation, dissolution, or winding-up of IVI, a retraction request by a holder of Exchangeable Shares, or a redemption of Exchangeable Shares by IVI; and (iv) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of IVI.

     The Company has agreed that so long as there remain outstanding any Exchangeable Shares not owned by IVI or any entity controlled by the Company, the Company will remain the beneficial owner, directly or indirectly, of all outstanding shares of IVI other than the Exchangeable Shares.

     With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of the Company and IVI is of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares.

     Under the Support Agreement, the Company agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any entity controlled by it on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

VOTING AND EXCHANGE TRUST AGREEMENT

     Under the terms of the Voting and Exchange Trust Agreement dated June 25, 1998 between the Company, IVI and Montreal Trust Company of Canada (the "Voting and Exchange Trust Agreement"), the Company issued and granted to Montreal Trust Company of Canada (the "Trustee"), for the benefit of the holders of the Exchangeable Shares, the Voting Rights and the Exchange Rights discussed below.

     Voting Rights. Under the Voting and Exchange Trust Agreement, the Company issued the one share of Series B Special Voting Preferred Stock, par value $.01 per share of the Company issued and deposited with the Trust pursuant to the Voting and Exchange Trust Agreement (the "Voting Share") to the Trustee for the benefit of the holders (other than the Company and its subsidiaries) of the Exchangeable Shares. The Voting Share carries a number of votes, exercisable at any meeting at which Company stockholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by the Company and its subsidiaries or any person controlled by or under common control with the Company) (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio) and is entitled to exercise that number of votes for which it receives instructions to do so. With respect to any written consent sought from the Company stockholders, each vote attached to the Voting Share is exercisable in the same manner as set forth above.

     Each holder of an Exchangeable Share on the record date for any meeting at which Company stockholders are entitled to vote is entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for such Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). The Trustee will exercise each vote attached to the Voting Share only as directed by the relevant Exchangeable Share holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Voting Share to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the holders of Company Common Stock are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Voting Share, at the same time as the Company sends such notice and materials to the holders of Company Common Stock. The Trustee will also send to the holders of Exchangeable Shares copies of all information statements, interim and annual financial statements, reports and other materials sent by the Company to the holders of Company Common Stock at the same time as such materials are sent to the holders of the Company Common Stock. To the extent such materials are provided to the Trustee by the Company, the Trustee will also send to the holders of Exchangeable Shares all materials sent by third parties to holders of Company Common Stock, including dissident proxy circulars and tender and exchange offer circulars.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Voting Share will cease upon the exchange of all such holder's Exchangeable Shares for shares of Company Common Stock.

     Exchange Rights. Under the Voting and Exchange Trust Agreement, the Company will grant the Exchange Rights to the Trustee for the benefit of the holders of the Exchangeable Shares.

     Optional Exchange Right. Upon the occurrence and during the continuance of an IVI Insolvency Event or an event of default by IVI under the Exchangeable Share Provisions ("Default Event"), a holder of Exchangeable Shares will be entitled to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring the Company to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of an IVI Insolvency Event or Default Event or any event which may with the passage of time or the giving of notice, become an IVI Insolvency Event or Default Event, the Company and IVI will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right. "Insolvency Event" means the institution by IVI of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or would up, or the consent of IVI to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by IVI to contest in good faith any such proceedings commenced in respect of IVI within 15 days of becoming aware thereof, or the consent by IVI to the filing of any such petition or to the appointment of a receiver, or the making by IVI of a general assignment for the benefit of creditors, or the admission in writing by IVI of its inability to pay its debts generally as they become due, or IVI not being permitted, pursuant to insolvency requirements of applicable law, to redeem any Exchangeable Shares subject to a Retraction Request pursuant to section 5.1 of the Exchangeable Share Provisions.

     The consideration for each Exchangeable Share to be acquired under the optional Exchange Right will be one share of Company Common Stock plus an additional amount equivalent to the full amount of all dividends declared and unpaid on the Exchangeable Share (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     Automatic Exchange Right. In the event of a Liquidation Event, the Company will be required to acquire each outstanding Exchangeable Share by exchanging one share of Company Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). "Liquidation Event" means (i) any determination by the Company's Board of Directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs; and (ii) any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of assets of the Company among its stockholders for the purpose of winding-up its affairs.

DELIVERY OF COMPANY COMMON STOCK

     The Company will ensure that all shares of Company Common Stock to be delivered by it under the Support Agreement or on the exercise of the Exchange Rights under the Voting and Exchange Trust Agreement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holder thereof (other than any restriction on transfer by reason of a holder being a "control person" of the Company for purposes of Canadian law or an "affiliate" of the Company for purposes of United States law). In addition, the Company will take all actions necessary to cause all such shares of Company Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Company Common Stock are then listed or quoted for trading.

CALL RIGHTS

     In the circumstances described below, the Company will have certain overriding rights to acquire Exchangeable Shares from holders thereof for one share of Company Common Stock for each Exchangeable Share acquired, plus an amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (the "Call Rights") (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). Different Canadian federal income tax consequences to a holder of Exchangeable Shares may arise depending upon whether the Call Rights are exercised by the Company or whether the relevant Exchangeable Shares are redeemed by IVI pursuant to the Exchangeable Share Provisions in the absence of the exercise by the Company of the Call Rights.

     Retraction Call Right. Pursuant to the Plan of Arrangement and Exchangeable Share Provisions, a holder requesting IVI to redeem the Exchangeable Shares will be deemed to offer such shares to the Company, and the Company will have an overriding Retraction Call Right to acquire all but not less than all of the Exchangeable Shares that the holder has requested IVI to redeem in exchange for one share of Company Common Stock for each Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends thereon (the "Retraction Call Right") (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     At the time of a retraction request by a holder of Exchangeable Shares, the Transfer Agent will immediately notify the Company. The Company must then advise IVI within five business days as to whether the Company will exercise the Retraction Call Right. If the Company does not advise the Transfer Agent within such five business day period, the Transfer Agent will notify the holder as soon as possible thereafter that the Company will not exercise the Retraction Call Right. On the retraction date the Exchangeable Shares that the holder has requested IVI to redeem will be acquired by the Company (assuming the Company exercises its Retraction Call Right) or redeemed by IVI, as the case may be, in each case for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     Liquidation Call Right. Pursuant to the plan of arrangement proposed under
Section 192 of the Canadian Business Corporations Act, as amended (the "Plan of Arrangement"), the Company will be granted an overriding Liquidation Call Right, in the event of and notwithstanding a proposed liquidation, dissolution or winding up of IVI, to acquire all but not less than all of the Exchangeable Shares then outstanding in exchange for Company Common Stock and, upon the exercise by the Company of the right of the Company, in the event of a proposed liquidation, dissolution or winding-up of IVI, to purchase all of the outstanding Exchangeable Shares from the holders thereof on the effective date of any such liquidation, dissolution or winding-up in exchange for shares of Company Common Stock pursuant to the Plan of Arrangement (the "Liquidation Call Right"), the holders thereof will be obligated to transfer such shares to the Company for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio). The acquisition by the Company of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of IVI.

     Redemption Call Right. Pursuant to the Plan of Arrangement, the Company will be granted an overriding right of the Company, in the event of a proposed retraction of Exchangeable Shares by a holder thereof, to purchase from such holder on the Retraction Date the Exchangeable Shares tendered for retraction in exchange for shares of Company Common Stock pursuant to the Plan of Arrangement ("Redemption Call Right"), notwithstanding the proposed automatic redemption of the Exchangeable Shares by IVI pursuant to the Exchangeable Share Provisions, to acquire on the June 25, 2008, or any earlier date determined by the Board of Directors of IVI when less than 5% of the Exchangeable Shares issued on June 25, 1998 are outstanding, all but not less than all of the Exchangeable Shares then outstanding in exchange for Company Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares and, upon the exercise by the Company of the Redemption Call Right, the holders thereof will be obligated to transfer such shares to the Company for one share of Company Common Stock for each Exchangeable Share plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (such one-to-one ratio is subject to adjustment or modification in the event of certain stock splits or other changes to the capital structure of the Company so as to maintain the economic equivalence of the initial one-to-one ratio).

     Effect of Call Right Exercise. If the Company exercises one or more of its Call Rights, it will directly issue shares of Company Common Stock to holders of Exchangeable Shares and will become the holder of such Exchangeable Shares. The Company will not be entitled to exercise any voting rights attached to the Exchangeable Shares it so acquires. If the Company declines to exercise its Call Rights when applicable, it will be required, pursuant to the Support Agreement, to issue shares of Company Common Stock to IVI which will, in turn, transfer such stock to the holders of Exchangeable Shares in consideration for the return and cancellation of such Exchangeable Shares.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Company Common Stock offered hereby will be passed upon for IVI Checkmate Corp. by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated financial statements of IVI at December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, included in the Registration Statement on Form S-4 for which this Post-Effective Amendment No. 1 relates, have been audited by Coopers & Lybrand, chartered accountants, as set forth in their report appearing therein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Checkmate at December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, and the consolidated financial statements of the Company at March 31, 1998 and for the period from January 15, 1998 (date of inception) to March 31, 1998, included in the Registration Statement on Form S-4 for which this Post-Effective Amendment No. 1 relates have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing therein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated financial statements included in the Company's Current Report filed on Form 8-K dated October 1, 1998, which have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein is based in part on the report of Coopers & Lybrand LLP, independent auditors, and is included in reliance upon such reports given upon the authority of said firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules thereto, referred to as this "Registration Statement") filed by IVI Checkmate Corp. with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Commission (Commission File No. 0-29772) pursuant to the Exchange Act and are incorporated herein by reference:

     1. Quarterly Report on Form 10-Q for the period ended June 30, 1998, as amended on October 15, 1998;

     2. Current Report on Form 8-K 12g-3 dated June 25, 1998, as amended on October 13, 1998;

     3. Current Report on Form 8-K dated October 1, 1998, as amended on October 15, 1998; and

     4.  Current Report on Form 8-K dated October 5, 1998.


     The following documents have been filed by IVI with the Commission (Commission File No. 0-25292) pursuant to the Exchange Act and are incorporated herein by reference:

     1. Annual Report on Form 20-F for the fiscal year ended December 31, 1997, as amended;

     2.  Current Report on Form 6-K dated January 22, 1998; and

     3.  Current Report on Form 6-K dated May 12, 1998.

     The following documents have been filed by Checkmate with the Commission (Commission File No. 0-22370) pursuant to the Exchange Act and are incorporated herein by reference:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

     2.  Current Report on Form 8-K dated January 21, 1998; and

     3. Quarterly Report on Form 10-Q for the period ended March 31, 1998, as amended.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mr. John J. Neubert, IVI Checkmate Corp., 1003 Mansell Road, Roswell, Georgia 30076, or by telephone at (770) 594-6000.

================================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              ___________________



                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
THE COMPANY..............................................................    2
THE OFFERING.............................................................    3
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS.............................................................    3
RISK FACTORS.............................................................    4
USE OF PROCEEDS..........................................................   11
PLAN OF DISTRIBUTION.....................................................   11
LEGAL MATTERS............................................................   17
EXPERTS..................................................................   17
AVAILABLE INFORMATION....................................................   17
DOCUMENTS INCORPORATED BY REFERENCE......................................   18


                               5,996,761 SHARES



                             IVI CHECKMATE CORP.




                                 COMMON STOCK


                             P R O S P E C T U S




                               OCTOBER 30, 1998

================================================================================

                                    PART II


                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the distribution of the Common Stock are set forth in the following table. All amounts except for the registration fee and listing fee are estimated.


Securities and Exchange Commission registration fee...................         *
Nasdaq listing fee....................................................         *
Financial printer expenses............................................  $  5,000
Legal fees and expenses...............................................     5,000
Accountants' fees and expenses........................................    10,000
Miscellaneous.........................................................     1,000
                                                                        --------

     Total............................................................  $ 21,000
                                                                        ========
* Previously paid


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify its present and former directors, officers, employees and agents (each, an "indemnitee") against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement in actions brought against them, if such individual acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation shall indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. The Company's Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent authorized by the DGCL.

     The DGCL and the Company's Certificate of Incorporation allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

ITEM 16.  EXHIBITS


EXHIBIT NO.                                       DESCRIPTION
-----------                                       -----------


     5*                  Opinion of Alston & Bird LLP.


    23.1*                Consent of Ernst & Young LLP.


    23.2*                Consent of Coopers & Lybrand.


    23.3*                Consent of Alston & Bird (included in Exhibit 5).

________
* Previously filed on October 1, 1998 in Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3.

ITEM 17.  UNDERTAKINGS

     A.   RULE 415 OFFERING.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, IVI Checkmate Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia as of October 28, 1998.

                         IVI CHECKMATE CORP.


                         By:  /s/ J. Stanford Spence
                            -------------------------------------
                              J. Stanford Spence
                              Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 28, 1998.



               SIGNATURE                                     TITLE
               ---------                                     -----

         /s/ J. Stanford Spence                 Chairman of the Board
  ----------------------------------------
          J. Stanford Spence

         /s/ George Whitton                     Vice Chairman of the Board
  ----------------------------------------
         George Whitton

        /s/ L. Barry Thomson                    President, Chief Executive
  ----------------------------------------
         L. Barry Thomson                       Officer and Director

        /s/ Gregory A. Lewis                    Director
  ----------------------------------------
         Gregory A. Lewis

        /s/ John J. Neubert                     Executive Vice President and
  ----------------------------------------
         John J. Neubert                        Chief Financial Officer

                                                Director
  ----------------------------------------
         Gerard Compain

                                                Director
  ----------------------------------------
         Paul W. Noblett

                                                Director
  ----------------------------------------
         Bertil D. Nordin

       /s/ Gareth Owen                          Director
  ----------------------------------------
         Gareth Owen

        /s/ Peter E. Roode                      Director
  ----------------------------------------
         Peter E. Roode